Exhibit 10.1

LIMITED BRANDS ANNOUNCES PROMOTION OF STUART
BURGDOERFER TO CFO

Columbus, Ohio (April 11, 2007) — Limited Brands, Inc. (NYSE: LTD) today announced the promotion of Stuart Burgdoerfer, currently EVP, Finance, to Chief Financial Officer, effective immediately. He will also join the Company’s Executive Committee.

“Stuart possesses a compelling combination of skill and insight,” said Leslie H. Wexner, Chairman and CEO. He added that, “he has exceptional finance and accounting acumen, broad retail industry knowledge and deep operational understanding of the enterprise.”

Mr. Burgdoerfer served in several roles of increasing responsibility at Limited Brands from 1998 to 2004, including VP of financial planning, CFO for the White Barn Candle Company, SVP of Finance and corporate controller. He was SVP of Finance at The Home Depot from 2004 until his return to Limited Brands in November, 2006.

Prior to joining Limited Brands in 1998, Stuart worked as a CPA with Deloitte and Touche, a management consultant with CSC-Index, and in strategic and financial planning roles at PepsiCo/Yum Brands.

Mr. Burgdoerfer will continue to report to Martyn Redgrave, who had assumed the CFO responsibilities in August 2006, in addition to his ongoing role as EVP and Chief Administrative Officer.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Express, Limited Stores, La Senza, White Barn Candle Co., Henri Bendel and Diva London, presently operates 3,780 specialty stores. The Company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

For further information, please contact:	Tom Katzenmeyer
Sr. Vice President, Investor, Media & Community Relations
Limited Brands
614-415-7076 tel.
www.LimitedBrands.com